    As filed with the Securities and Exchange Commission on January 19, 2007
                                                     Registration No. 333-

================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                   SWMX, INC.
             (Exact Name of Registrant as Specified in Its Charter)

           Delaware                                              20-5296949
(State or Other Jurisdiction of                               (I.R.S. Employer
Incorporation or Organization)                             Identification Number)

                                 1 Bridge Street
                               Irvington, NY 10533
             (Address of Principal Executive Offices) (Zip Code)

                                 --------------

                       SWMX, INC. - 2006 Stock Option Plan
            SoftWave Media Exchange, Inc. - 2006 Stock Option Plan
                         9 Individual Option Agreements
                            (Full Title of the Plan)

                                 --------------

                                   James Caci
                             Chief Financial Officer
                                   SWMX, Inc.
                                 1 Bridge Street
                               Irvington, NY 10533
                   (Name and Address of Agent for Service)

                            Telephone: (914) 406-8400
        (Telephone Number, Including Area Code, of Agent for Service)

                                    Copy to:

                            Robert H. Friedman, Esq.
                 Olshan Grundman Frome Rosenzweig & WOLOSKY LLP
                                Park Avenue Tower
                               65 East 55th Street
                            New York, New York 10022
                            Telephone: (212) 451-2300
                            Facsimile: (212) 451-2222

                                 --------------

                         CALCULATION OF REGISTRATION FEE
=============================================================================================
                                  Amount to     Proposed
                                     be          Maximum      Proposed Maximum    Amount of
     Title of Each Class of      Registered  Offering Price  Aggregate Offering  Registration
  Securities to be Registered      (1)(2)     per Share (3)       Price (2)          Fee
---------------------------------------------------------------------------------------------
Common stock, par value $.01     3,000,000      $   1.80       $5,400,000 (2)      $ 577.80
per share
---------------------------------------------------------------------------------------------
TOTAL                                                          $5,400,000          $ 577.80
=============================================================================================

(1)   Includes 630,000 shares of common stock of SWMX, Inc. that may be offered or sold pursuant to the SWMX 2006 Stock Option Plan, 35,000 shares of common stock of SWMX, Inc. that may be offered or sold pursuant to the
      SoftWave Media Exchange, Inc. 2006 Stock Option Plan and 2,335,000 shares of common stock of SWMX, Inc. that may be offered or sold pursuant to 9 individual option agreements executed in connection with the hiring of certain employees and directors of SoftWave Media Exchange, Inc.
(2)   Pursuant to Rule 416, the registration statement also covers such indeterminate additional shares of common stock as may become issuable as a result of any future anti-dilution adjustment in accordance with the terms of either the 2006 Stock Option Plans or the option agreements.
(3)   Pursuant to Rule 457(c) and (h) under the Securities Act of 1933, the maximum offering price is calculated by using the average of the bid and asked prices of the Registrant's common shares on the OTC Bulletin Board on January 17, 2007.

                                EXPLANATORY NOTES

      SWMX, Inc. has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the
"Securities Act"), to register shares of our common stock, $0.01 par value per share, issuable under our 2006 Stock Option Plan, SoftWave Media Exchange,
Inc.'s 2006 Stock Option Plan and 9 individual option agreements.

      This registration statement includes a reoffer prospectus prepared in accordance with Part I of Form S-3 under the Securities Act. The reoffering prospectus may be used for reofferings and resales of up to 630,000 shares of our common stock acquired pursuant to our 2006 Stock Option Plan, up to 35,000 shares of our common stock of SWMX, Inc. acquired pursuant to the SoftWave Media
Exchange, Inc. 2006 Stock Option Plan and up to 2,335,000 shares of our of common stock acquired pursuant to 9 individual option agreements.

      The amount of securities to be offered or resold under the reoffer prospectus by each shareholder and any other person with whom he or she is acting in concert for the purpose of selling our securities, may not exceed, during any three month period, the amount specified in Rule 144(e) as promulgated under the Securities Act of 1933, as amended.

                                     PART I

             INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

      We will provide documents containing the information specified in Part 1 of Form S-8 to employees as specified by Rule 428(b)(1) under the Securities
Act. Pursuant to the instructions to Form S-8, we are not required to file these documents either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

                                   PROSPECTUS

                        3,000,000 SHARES OF COMMON STOCK

                                   SWMX, INC.

      This prospectus relates to the reoffer and resale by certain selling stockholders of shares of our common stock that were issued or may be issued by us to the selling stockholders upon the exercise of stock options granted under our 2006 Stock Option Plan, SoftWave Media Exchange, Inc.'s 2006 Stock Option
Plan and 9 individual option agreements. This prospectus also relates to certain underlying options that have not as of this date been granted. If and when such options are granted to persons required to use this prospectus to reoffer and resell such shares or the shares underlying such options, we will distribute a prospectus supplement.

      The resale of these shares may be effected from time to time in one or more transactions on the OTC Bulletin Board, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at prices otherwise negotiated. We will not receive any of the proceeds from the resale of the shares.

      Our January 18, 2007, the last reported sale for our common stock was
$1.80.

                                 --------------

      INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD
CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS"
BEGINNING ON PAGE 1 OF THIS PROSPECTUS.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS
PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A
CRIMINAL OFFENSE.

                The date of this Prospectus is January 19, 2007.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
   LIABILITIES..............................................................22

                                       i

                                   THE COMPANY

OVERVIEW

      We were formed as a Nevada corporation on April 12, 2005, under the name
Edgemont Resources Corp., and on July 25, 2006, were reincorporated in the State of Delaware. On July 26, 2006, we consummated a reverse merger, or the Merger, with a privately-held company, SoftWave Media Exchange, Inc., or SoftWave, pursuant to which the privately-held company became our wholly-owned subsidiary.
We had been in the development stage since inception and had not commenced significant business operations prior to the Merger. Through the acquisition of
SoftWave, we are engaged in the operation and development of an electronic open marketplace for the purchase and sale of advertising media, which we call the
SWMX Marketplace, and the sale and the development of products and systems that support those activities. Revenues are generated primarily through transaction fees charged for media placements through the SWMX Marketplace.

      Our principal executive offices are located at 1 Bridge Street, Irvington,
NY 10533, and our telephone number is (914) 406-8400.

                                  RISK FACTORS

      AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. THE RISK
FACTORS LISTED BELOW ARE THOSE THAT WE CONSIDER TO BE MATERIAL TO AN INVESTMENT
IN OUR COMMON STOCK AND THOSE, WHICH, IF REALIZED, COULD HAVE MATERIAL ADVERSE
EFFECTS ON OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS AS
SPECIFICALLY DISCUSSED BELOW. IF SUCH AN ADVERSE EVENT OCCURS, THE TRADING PRICE
OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE ALL OR PART OF YOUR
INVESTMENT. BEFORE YOU INVEST IN OUR COMMON STOCK, YOU SHOULD BE AWARE OF
VARIOUS RISKS, INCLUDING THOSE DESCRIBED BELOW. YOU SHOULD CAREFULLY CONSIDER
THESE RISK FACTORS, TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED OR
INCORPORATED BY REFERENCE IN THIS PROSPECTUS, BEFORE YOU DECIDE WHETHER TO
PURCHASE OUR COMMON STOCK. THIS SECTION INCLUDES OR REFERS TO CERTAIN
FORWARD-LOOKING STATEMENTS. YOU SHOULD REFER TO THE EXPLANATION OF THE
QUALIFICATIONS AND LIMITATIONS ON SUCH FORWARD-LOOKING STATEMENTS DISCUSSED ON
PAGE 16.

RISKS RELATING TO OUR BUSINESS

WE HAVE A LIMITED OPERATING HISTORY ON WHICH AN INVESTOR CAN EVALUATE OUR
BUSINESS.

      We began operations in August 2005 and have a limited operating history.
Our limited operating history makes it difficult to predict future revenues and operating expenses. You must consider the risks, expenses and difficulties typically encountered by companies with limited operating histories, particularly companies in new and rapidly expanding markets such as
Internet-based media advertising. These risks include our ability to:

   o  achieve the level of recognition and trust necessary to develop and sustain the relationships with broadcast companies, advertisers and third parties that will allow us to maintain our growth and withstand competition;

   o  generate the ideas and resources, including both financial and human resources, necessary to continue to develop and upgrade our technology in order to sustain our business strategy and maintain our viability in the fast-paced and rapidly changing field of Internet technologies;

   o  implement and improve operational, financial and management information systems appropriate to our expanding and changing operations; and

   o  respond to competitive developments and adapt to industry conditions such as consolidation of existing competitors and the entry of new competitors.

AS AN EARLY STAGE COMPANY, WE ARE SUBJECT TO MANY UNFORESEEN BUSINESS RISKS.

      The development of Internet-based electronic marketplaces for the media advertising market is in its infancy. As a result, we may be subject to risks that we have not foreseen or fully appreciated. We are subject to all the risks inherent in a small company seeking to develop, market and distribute new products. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with developing, introducing, marketing and distributing new products or services in a competitive environment. We cannot guarantee that we will achieve our goals or meet our projections.

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS HAVE STATED IN THEIR REPORT
THAT THERE IS SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING
CONCERN.

      We have limited cash resources and have a working capital deficit. Our independent registered public accountants have stated in their report that they have a substantial doubt about our ability to continue as a going concern. By being categorized in this manner, we may find it more difficult in the short term to either locate financing for future projects or to identify lenders willing to provide loans at attractive rates, which may require us to use our cash reserves in order to expand. Should this occur, and unforeseen events also require greater cash expenditures than expected, we could be forced to cease all or a part of our operations.

OUR BUSINESS MODEL INVOLVES THE ASSUMPTION OF SIGNIFICANT CREDIT RISK.

      In order to serve as a reliable intermediary between broadcasters and advertisers, we have assumed the payment risk associated with media purchases by advertisers. Thus, although we will purchase media time from broadcasters on behalf of an advertiser, we will act as a principal with respect to the broadcaster. Accordingly, we may from time to time assume substantial risks associated with receivables from advertisers who may default in payment due to insolvency or other circumstances. While we believe the reserves we have established at September 30, 2006 are adequate, there can be no assurance that the reserves will be sufficient to entirely mitigate this risk.

DEVELOPMENT DELAYS OR COST OVERRUNS MAY NEGATIVELY AFFECT OUR OPERATING
RESULTS.

      We may experience development delays and cost overruns in our development efforts. Delays and cost overruns could affect our ability to respond to technological changes, evolving industry standards, competitive developments or customer requirements. Also, our products may contain undetected errors, including security errors that could cause increased development costs, loss of revenue, adverse publicity, reduced market acceptance of our products or services or lawsuits by customers.

WE MAY NOT BE ABLE TO SUCCESSFULLY DEVELOP SWMX TELEVISION.

      We are currently developing our SWMX Television product. We began beta testing this product in June 2006. This development effort could experience technological difficulties as it expands or could take more time than expected.
Any delays in the development process may increase our development costs and delay our ability to generate revenues from this new product. Such a delay would alter the financial projections provided herein. In addition, any difficulties in the development process may divert management's attention from other areas of our business which could materially adversely affect us.

OUR BUSINESS MAY SUFFER IF WE ARE UNABLE TO SUCCESSFULLY IMPLEMENT OUR
BUSINESS MODEL.

      A significant part of our business model is to generate revenue by providing interactive marketing solutions to advertisers, advertising agencies and broadcast companies. The profit potential for this business model is unproven. We will need to achieve broad market acceptance by advertisers, advertising agencies and broadcast companies to be successful. Our ability to generate significant revenue from advertisers will depend, in part, on our ability to contract with radio and television stations that have adequate available advertisement space inventory. Further, these broadcast companies must generate sufficient user traffic with demographic characteristics attractive to our advertisers. The intense competition among media advertising sellers has led to the creation of a number of pricing alternatives for media advertising. These alternatives make it difficult for us to project future levels of advertising revenue and applicable gross margin that can be sustained by us or the media advertising industry in general.

      Intensive marketing and sales efforts may be necessary to educate prospective advertisers regarding the uses and benefits of, and to generate demand for, our products and services. Advertisers may be reluctant or slow to adopt a new approach that may replace, limit or compete with their existing direct marketing systems. In addition, as online direct marketing is emerging as a new and distinct business, potential adopters of online direct marketing services will increasingly demand functionality tailored to their specific requirements. We may be unable to meet the demands of these clients. Acceptance of our new solutions will depend on the continued emergence of Internet commerce, communication and advertising. Demand for our new solutions may not occur or be sustained.

WE MAY REQUIRE ADDITIONAL FUNDING TO CONTINUE DEVELOPING OUR TECHNOLOGY AND
MARKETING OUR PRODUCTS.

      Even with the proceeds of our July 2006 private placement, we may require additional funding to achieve the goals stated in our business plan. In particular, we may require working capital to support the initial marketing and distribution of our planned new products. If we experience delays in producing our new products or entering into agreements with broadcast companies and advertisers, we may need more funding than we currently anticipate.

      Whatever our capital requirements, adequate funding, whether in the form of debt or equity, may not be available on favorable terms, or at all.

OUR CONTINUED SUCCESS MAY ATTRACT NUMEROUS IMITATORS.

      The success of the SWMX Marketplace may spawn imitators. It is the nature of web-based businesses that competitors could create the superficial appearance of providing a marketplace for media placements without a significant investment, even though their systems do not provide the features of our system or the robust infrastructure underlying our systems. If our potential customers have disappointing experiences with such competitors, it may hinder our ability to persuade them to participate in our system. In addition, our success may encourage larger, better known and better financed firms to replicate or reverse engineer our systems, or induce key employees to work for them, allowing them to quickly gain significant market share at our expense, despite our best efforts to protect our proprietary systems, processes and know how.

LARGER AND BETTER-FINANCED COMPETITORS MAY AFFECT OUR ABILITY TO OPERATE OUR
BUSINESS AND ACHIEVE PROFITABILITY.

      Management is aware of similar products that compete directly with our products and some of the companies developing these similar products are larger, better-financed companies that may develop products superior to ours. Many of our current and prospective competitors are larger and have greater financial resources, which could create significant competitive advantages for those companies. Our future success depends on our ability to compete effectively with our competitors. As a result, we may have difficulty competing with larger, established competitor companies. Generally, these competitors have:

   o  substantially greater financial, technical and marketing resources;

   o  larger customer bases;

   o  better name recognition; and

   o  potentially more expansive product offerings.

      These competitors are likely to command a larger market share, which may enable them to establish a stronger competitive position than we have, in part, through greater marketing opportunities. If we fail to address competitive developments quickly and effectively, we may not be able to remain a viable entity.

WE DEPEND ON OUR KEY PERSONNEL AND THE LOSS OF THEIR SERVICES OR THE FAILURE
TO ATTRACT ADDITIONAL HIGHLY SKILLED PERSONNEL COULD ADVERSELY AFFECT OUR
OPERATIONS.

      If we are unable to maintain our key personnel and attract new employees with high levels of expertise in those areas in which we propose to engage, without unreasonably increasing our labor costs, the execution of our business strategy may be hindered and our growth limited. We believe that our success is largely dependent on the continued employment of our senior management and the hiring of strategic key personnel at reasonable costs. We do not have
"key-person" insurance on the lives of any of our key officers or management personnel to mitigate the impact to our company that the loss of any of them would cause. Specifically, the loss of any of our executive officers would disrupt our operations and divert the time and attention of our remaining officers. If any of our current senior managers were unable or unwilling to continue in his or her present position, or if we were unable to attract a sufficient number of qualified employees at reasonable rates, our business, results of operations and financial condition will be materially adversely affected.

OUR ANTICIPATED GROWTH COULD STRAIN OUR RESOURCES.

      We expect to grow at a rate that will place a significant strain on our managerial, operational and financial resources. To manage this growth, we will have to develop and install operational and financial systems, as well as hire, train and manage new employees. We may not be able to locate, hire and train the individuals needed to sustain the growth of our business at the levels we anticipate. We cannot assure you that we have made adequate allowances for the costs and risks associated with this growth, that our procedures or controls will be adequate to support our operations, or that our management will be able to successfully offer and expand our products. If we are unable to manage our growth effectively, our business could be materially adversely affected.

OUR REVENUE COULD DECLINE IF WE FAIL TO EFFECTIVELY MANAGE THE EXISTING
ADVERTISING INVENTORY MADE AVAILABLE TO US, AND OUR GROWTH COULD BE IMPEDED
IF WE FAIL TO ACQUIRE ACCESS TO NEW ADVERTISING INVENTORY.

      Our success depends in part on our ability to effectively market and manage the advertising inventory made available on the SWMX Marketplace. The broadcast companies that list their advertising inventory with us are not bound by long-term contracts. In addition, broadcast companies can change the amount of inventory they make available to us at any time. If a media outlet decides not to make advertising space from its stations available to us, we may not be able to replace this advertising space with advertising space from other broadcast companies that have comparable traffic patterns and user demographics quickly enough to fulfill our advertisers' requests. This would result in lost revenue. We expect that our customers' requirements will become more sophisticated as customers become more accustomed to our system as a means of purchasing advertising time. If we fail to manage our system effectively to meet our customers' changing requirements, our revenue could decline. Our growth also depends on our ability to expand our advertising inventory. To attract new advertisers, we must maintain a consistent supply of attractive advertising space. Our ability to attract new broadcast companies to our network and to retain broadcast companies currently in our network will depend on various factors, some of which are beyond our control. These factors include our ability to introduce new and innovative services, our ability to efficiently manage our existing advertising inventory, our pricing policies and the cost-efficiency to broadcast companies of outsourcing all or part of their advertising sales. In addition, the number of competing intermediaries that purchase advertising inventory from broadcast companies continues to increase. The size of our inventory may not increase or even remain constant in the future.

OUR TECHNOLOGY SOLUTIONS MAY NOT BE SUCCESSFUL AND MAY CAUSE BUSINESS
DISRUPTION.

      The SWMX Marketplace is intended to serve as our sole platform for the purchase, sale, management and distribution of advertising media inventory. We have developed a variety of products to work on or with this platform. Some of these products are not yet available or are only available in beta version. We must, among other things, ensure that the technology will function efficiently at high volumes, interact properly with our database, offer the functionality demanded by our customers and integrate our sales and reporting functions. We must further complete development of our beta products. This development effort could fail technologically or could take more time than expected. Customers may become dissatisfied by any system failure that interrupts our ability to provide services to them, including failures affecting our ability to deliver advertisements without significant delay to the viewer or listener. Sustained or repeated system failures would reduce the attractiveness of our solutions to advertisers, advertising agencies and broadcast companies and result in contract terminations, fee rebates and other accommodations that would likely reduce our revenue. Slower response time or system failures may also result from straining the capacity of our systems due to an increase in the volume of advertising delivered through our servers. If we fail to effectively address any capacity constraints or system failures, our business, results of operations and financial condition could be materially and adversely affected.

WE MIGHT EXPERIENCE SIGNIFICANT DEFECTS IN OUR PRODUCTS.

      Software products frequently contain errors or failures, especially when first introduced or when new versions are released. We might experience significant errors or failures in our products, or they might not work with other hardware or software as expected, which could delay the enhancement of our products, or which could adversely affect market acceptance of our products. Any significant product errors or design flaws would slow the adoption of our products and cause damage to our reputation, which would seriously harm our business. If customers were dissatisfied with product functionality or performance, we could lose revenue or be subject to liability for service or warranty costs and claims, and our business, operating results and financial condition could be adversely affected.

OUR NETWORK IS SUBJECT TO SECURITY RISKS THAT COULD HARM OUR BUSINESS AND
REPUTATION AND EXPOSE US TO LITIGATION OR LIABILITY.

      Online commerce and communications depend on the ability to transmit confidential information and licensed intellectual property securely over private and public networks. Any compromise of our ability to transmit and store such information and data securely, and any costs associated with preventing or eliminating such problems, could damage our business, hurt our ability to distribute products and services and collect revenue, threaten the proprietary or confidential nature of our technology, harm our reputation and expose us to litigation or liability. We also may be required to expend significant capital or other resources to protect against the threat of security breaches or hacker attacks or to alleviate problems caused by such breaches or attacks. Any successful attack or breach of our security could hurt consumer demand for our products and services, expose us to consumer class action lawsuits and harm our business.

OUR REVENUES ARE SUBJECT TO FLUCTUATIONS DUE TO GENERAL ECONOMIC CONDITIONS.

      Expenditures by advertisers tend to vary in cycles that reflect overall economic conditions as well as budgeting and buying patterns. Our revenue could be materially reduced by a decline in the economic prospects of advertisers or the economy in general, which could alter current or prospective advertisers'
spending priorities or budget cycles or extend our sales cycle. Due to such risks, you should not rely on quarter-to-quarter comparisons of our results of operations as an indicator of our future results.

WE MAY BE UNABLE TO PROMOTE AND MAINTAIN OUR BRANDS.

      We believe that establishing and maintaining the brand identities of our products and services is a critical aspect of attracting and expanding a large client base. Promotion and enhancement of our brands will depend largely on our success in continuing to provide high quality service. If businesses do not perceive our existing services to be of high quality, or if we introduce new services or enter into new business ventures that are not favorably received by businesses, we will risk diluting our brand identities and decreasing our attractiveness to existing and potential customers.

      In order to attract and retain customers and to promote and maintain brands in response to competitive pressures, we may also have to increase substantially our financial commitment to creating and maintaining a distinct brand loyalty among our customers. If we incur significant expenses in an attempt to improve our services or to promote and maintain our brands, our business, prospects, financial condition and results of operations could be materially adversely affected. Moreover, any brand identities we establish may be diluted as a result of any inability to protect our trademarks and service marks or domain names, which could have a material adverse effect on our business, prospects, financial condition and results of operations.

WE MAY NOT BE ABLE TO ADEQUATELY PROTECT OUR PROPRIETARY RIGHTS, WHICH WOULD
HAVE A NEGATIVE IMPACT ON OUR OPERATIONS.

      Our ability to compete partly depends on the superiority, uniqueness and value of our technology, including both internally developed technology and technology licensed from third parties. To protect our proprietary rights, we rely on a combination of patent, trademark, copyright and trade secret laws, confidentiality agreements with our employees and third parties, and protective contractual provisions. Despite these efforts, any of the following may reduce the value of our intellectual property:

   o  Our applications for patents, trademarks and copyrights relating to our business may not be granted and, if granted, may be challenged or invalidated;

   o  Issued patents, trademarks and copyrights may not provide us with any competitive advantages;

   o  Our efforts to protect our intellectual property rights may not be effective in preventing misappropriation of our technology;

   o  Our efforts may not prevent the development and design by others of products or technologies similar to or competitive with, or superior to those we develop; or

   o  Another party may obtain a blocking patent and we would need to either obtain a license or design around the patent in order to continue to offer the contested feature or service in our products.

      In addition, we may not be able to effectively protect our intellectual property rights in certain foreign countries where we may do business in the future or from which competitors may operate. Our inability to adequately protect our proprietary rights would have a negative impact on our operations.

WE MAY BE FORCED TO LITIGATE TO DEFEND OUR INTELLECTUAL PROPERTY RIGHTS, OR
TO DEFEND AGAINST CLAIMS BY THIRD PARTIES AGAINST US RELATING TO INTELLECTUAL
PROPERTY RIGHTS.

      Disputes regarding the ownership of technologies and rights associated with media, digital distribution and online businesses are common and likely to arise in the future. We may be forced to litigate to enforce or defend our intellectual property rights, to protect our trade secrets or to determine the validity and scope of other parties' proprietary rights. Any such litigation could be very costly and could distract our management from focusing on operating our business. The existence and/or outcome of any such litigation could harm our business.

WE MAY BE SUBJECT TO CLAIMS THAT WE HAVE INFRINGED THE PROPRIETARY RIGHTS OF
OTHERS OR EXCEEDED THE SCOPE OF LICENSES THAT WE HAVE PREVIOUSLY OBTAINED,
WHICH COULD REQUIRE US TO OBTAIN A LICENSE OR PAY ADDITIONAL FEES OR CHANGE
OUR DESIGNS OR TECHNOLOGY.

      We can give no assurances that infringement or invalidity claims (or claims for indemnification resulting from infringement claims) will not be asserted or prosecuted against us or that any such assertions or prosecutions will not materially adversely affect our business. Regardless of whether any such claims are valid or can be successfully asserted, defending against such claims could cause us to incur significant costs and could divert resources away from our other activities. In addition, assertion of infringement claims could result in injunctions that prevent us from distributing our products. If any claims or actions are asserted against us, we may seek to obtain a license to the intellectual property rights that are in dispute. Such a license may not be available on reasonable terms, or at all, which could force us to change our software designs or other technology.

IF WE EXPAND INTO INTERNATIONAL MARKETS, OUR INEXPERIENCE OUTSIDE THE UNITED
STATES WOULD INCREASE THE RISK THAT OUR INTERNATIONAL EXPANSION EFFORTS WILL
NOT BE SUCCESSFUL, WHICH WOULD IN TURN LIMIT OUR PROSPECTS FOR GROWTH.

      We may explore expanding our business to other countries. Expansion into international markets requires significant management attention and financial resources. In addition, we may face the following risks associated with any expansion outside the United States:

   o  challenges caused by distance, language and cultural differences;

   o  legal, legislative and regulatory restrictions;

   o  currency exchange rate fluctuations;

   o  economic instability;

   o  longer payment cycles in some countries;

   o  credit risk and higher levels of payment fraud;

   o  potentially adverse tax consequences; and

   o  higher costs associated with doing business internationally.

      These risks could harm our international expansion efforts, which would in turn harm our business prospects.

OUR BUSINESS AND OPERATING RESULTS WILL SUFFER IF OUR SYSTEMS OR NETWORKS
FAIL, BECOME UNAVAILABLE OR PERFORM POORLY SO THAT CURRENT OR POTENTIAL USERS
DO NOT HAVE ADEQUATE ACCESS TO OUR PRODUCTS, SERVICES AND WEBSITES.

      Our ability to provide our products and services to our customers and operate our business depends, in part, on the continued operation of our information systems and networks. A significant or repeated reduction in the performance, reliability or availability of our information systems and network infrastructure could harm our ability to conduct our business, and harm our reputation and ability to attract and retain users, customers, advertisers and content providers.

      Problems with our systems and networks could result from our failure to adequately maintain and enhance these systems and networks, natural disasters and similar events, power failures, intentional actions to disrupt our systems and networks and many other causes.

      We do not currently have fully redundant systems or a formal disaster recovery plan, and we may not have adequate business interruption insurance to compensate us for losses that may occur from a system outage.

WE MAY BE SUBJECT TO MARKET RISK AND LEGAL LIABILITY IN CONNECTION WITH THE
DATA COLLECTION CAPABILITIES OF OUR PRODUCTS AND SERVICES.

      Many of our products are interactive Internet applications that by their very nature require communication between a client and server to operate. To provide better consumer experiences and to operate effectively, our products send information to our servers. Many of the services we provide also require that a user provide certain information to us. We post an extensive privacy policy concerning the collection, use and disclosure of user data involved in interactions between our client and server products. Any failure by us to comply with our posted privacy policy and existing or new legislation regarding privacy issues could impact the market for our products and services, subject us to litigation and harm our business.

MANAGEMENT CHANGES AT THE RADIO AND TELEVISION STATIONS WITH WHOM WE DO
BUSINESS COULD HAVE AN ADVERSE AFFECT ON OUR BUSINESS.

      Many of the arrangements with radio and television stations with whom we do business are based on personal relationships with the stations' current management. A change in the management of these stations may result in new management discontinuing the use of our services. The loss of stations could result in a reduction in our revenues, which would have an adverse effect our business.

WE MAY BE EXPOSED TO POTENTIAL LIABILITIES, INCLUDING LIABILITIES ARISING
FROM ALLEGATIONS THAT OUR CLIENTS' ADVERTISING CLAIMS ARE FALSE OR MISLEADING
OR OUR CLIENTS' PRODUCTS ARE DEFECTIVE.

      From time to time, we may be, or may be joined as, a defendant in litigation brought against our clients by third parties, including our clients'
competitors, governmental or regulatory bodies or consumers for advertisements that are broadcast on stations through our order process. These litigations could include claims alleging that:

   o  advertising claims made with respect to our clients' products or services are false, deceptive or misleading;

   o  our clients' products are defective or injurious; or

   o  marketing and communications materials created for our clients infringe on the proprietary rights of third parties.

      If, in those circumstances, we are not insured under the terms of our insurance policies or are not indemnified under the terms of our agreements with clients or this indemnification is unavailable for these claims, then the damages, costs, expenses or attorneys' fees arising from any of these claims could have an adverse effect on our prospects, business, results of operations and financial condition. Although we maintain insurance, this insurance may not be available, or if available may not be sufficient to cover any claim, if a significant adverse claim is made.

ADVERTISERS MAY DISCONTINUE USING OUR SERVICES IF THEIR CAMPAIGNS ARE
UNSUCCESSFUL, WHICH COULD RESULT IN A LOSS IN REVENUES THAT WOULD ADVERSELY
AFFECT OUR BUSINESS.

      Success in advertising involves many factors including, among others, ratings, creative, frequency of ad time, station selection and location.
Although we will endeavor to ensure the success of our advertisers' campaign, there is no assurance that the campaign will be successful. If our advertisers'
campaigns are unsuccessful, we may lose their business as well as fail to attract new advertisers. This could result in a loss in revenues that would adversely affect our business.

WE HAVE A CONCENTRATION OF SALES FROM A LIMITED AMOUNT OF ADVERTISERS, THE
LOSS OF WHICH COULD HAVE A MATERIAL ADVERSE AFFECT ON OUR BUSINESS.

      Our five largest advertisers represented 82% of our total net revenue for the period from our inception (August 23, 2005) through December 31, 2005.
Similarly, for the nine months ended September 30, 2006, our five largest advertisers contributed 60% of our total net revenues. Under present conditions, the loss of any one of these advertisers could have a material adverse effect on our operations and financial condition. We have filed a lawsuit against a customer, which represented 17% of our revenue for the nine months ended
September 30, 2006, to recover amounts owed to us. We have provided no services to this customer since June 2006.

WE MAY BE ADVERSELY AFFECTED IF DATA FROM THIRD PARTY PROVIDERS IS NO LONGER
AVAILABLE TO US.

      We are dependent on data from third party providers such as Nielsen Media
Research, Arbitron, Inc. and FYI Television, Inc. Although we currently have contracts with these vendors to provide us this data, we cannot guarantee that these contracts will be renewed or, if renewed, that such terms are acceptable to us. If we are unable to obtain such data, our business will be adversely affected.

                                       10

RISKS RELATING TO OUR INDUSTRY

INTERPRETATION OF EXISTING LAWS OR REGULATIONS THAT DID NOT ORIGINALLY
CONTEMPLATE THE INTERNET COULD HARM OUR BUSINESS AND OPERATING RESULTS.

      The application of existing laws governing issues such as property ownership, copyright and other intellectual property issues to the Internet is not clear. Many of these laws were adopted before the advent of the Internet and do not address the unique issues associated with the Internet and related technologies. In many cases, the relationship of these laws to the Internet has not yet been interpreted. New interpretations of existing laws may increase our costs, require us to change business practices or otherwise harm our business.

CHANGES IN THE EXISTING LAWS OR REGULATIONS IN RESPONSE TO THE CHANGES IN OUR
INDUSTRY COULD HARM OUR BUSINESS AND OPERATING RESULTS.

      Broadcasters and, to a lesser extent, advertisers are subject to various laws and regulations that may be changed in response to changes in industry practices, such as the development of our marketplace. Such changes may increase our costs, require us to change business practices or otherwise harm our business.

      In particular, the operation of radio and television broadcast stations is subject to regulation by the Federal Communications Commission, or the FCC.
Congress and the FCC are currently considering new laws, regulations and policies regarding a wide variety of matters, including requiring stations to provide free political time. The amount of time available for advertising may be reduced if such a regulation were to be implemented. A reduction in the amount of available advertising time could cause a reduction in our revenues, which would adversely affect our business.

RISKS RELATING TO OUR COMMON STOCK

OUR STOCK PRICE MAY BE VOLATILE.

      The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

   o  technological innovations or new products and services by us or our competitors;

   o  intellectual property disputes;

   o  additions or departures of key personnel;

   o  sales of our common stock;

   o  our ability to execute our business plan;

   o  operating results that fall below expectations;

   o  loss of any strategic relationship;

   o  industry developments;

   o  economic and other external factors; and

   o  period-to-period fluctuations in our financial results.

                                       11

      In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

WE HAVE NEVER PAID DIVIDENDS AND DO NOT EXPECT TO PAY DIVIDENDS IN THE
FORESEEABLE FUTURE. ANY RETURN ON INVESTMENT MAY BE LIMITED TO THE VALUE OF
OUR COMMON STOCK.

      We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as our board of directors may consider relevant. If we do not pay dividends, a return on an investment in our common stock will only occur if our stock price appreciates.

AS WE HAVE BECOME PUBLIC BY MEANS OF A REVERSE MERGER, WE MAY NOT BE ABLE TO
ATTRACT THE ATTENTION OF MAJOR BROKERAGE FIRMS.

      There may be risks associated with our becoming a public company through a
"reverse merger." Securities analysts of major brokerage firms may not provide coverage of us. We cannot assure you that brokerage firms will, in the future, assign analysts to cover us or want to conduct any secondary offerings on our behalf.

OUR COMMON STOCK MAY BE DEEMED A "PENNY STOCK", WHICH WOULD MAKE IT MORE
DIFFICULT FOR OUR INVESTORS TO SELL THEIR SHARES.

      Our common stock may be subject to the "penny stock" rules adopted under
Section 15(g) of the Securities Exchange Act of 1934, as amended, or the
Exchange Act. The penny stock rules apply to non-Nasdaq companies whose common stock trades at less than $5.00 per share or that have tangible net worth of less than $5.0 million ($2.0 million if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stock to persons other than "established customers" complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. Remaining subject to the penny stock rules for any significant period could have an adverse effect on the market, if any, for our securities. If our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

      Furthermore, for companies whose securities are traded on the OTCBB, it is more difficult to obtain accurate quotations, obtain coverage for significant news events because major wire services generally do not publish press releases about such companies and obtain needed capital.

                                       12

SALES OF A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK MAY CAUSE THE
PRICE OF OUR COMMON STOCK TO DECLINE.

      We have registered for resale all 204,025,000 shares of common stock that are not currently freely tradeable. If our stockholders sell substantial amounts of our common stock in the public market, including shares issued upon the exercise of outstanding options, the market price of our common stock could fall. These sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

ADDITIONAL STOCK OFFERINGS MAY DILUTE CURRENT STOCKHOLDERS.

      Given our expansion plans and our expectation that we may need additional capital and personnel, we may need to issue additional shares of capital stock or securities convertible or exercisable for shares of capital stock, including preferred stock, options or warrants. The issuance of additional capital stock may dilute the ownership of our current stockholders.

OUR DIRECTORS, EXECUTIVE OFFICERS AND ENTITIES AFFILIATED WITH THEM
BENEFICIALLY OWN A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK, WHICH
GIVES THEM SIGNIFICANT CONTROL OVER CERTAIN MAJOR DECISIONS ON WHICH OUR
STOCKHOLDERS MAY VOTE AND MAY DISCOURAGE AN ACQUISITION OF US.

      Our executive officers, directors and affiliated persons beneficially own, in the aggregate, approximately 52.5% of our outstanding common stock. This does not reflect the increased percentages that the officers and directors would own if they exercise any stock options that may be granted to them under employee incentive plans or if they otherwise acquire additional shares of our common stock. The interests of our current officers and directors may differ from the interests of other stockholders. As a result, these current officers, directors and affiliated persons will have significant influence over all corporate actions requiring stockholder approval, irrespective of how our other stockholders may vote, including the following actions:

   o  elect or defeat the election of our directors;

   o  amend or prevent amendment of our certificate of incorporation or bylaws;

   o  effect or prevent a merger, sale of assets or other corporate transaction; and

   o  control the outcome of any other matter submitted to the stockholders for vote.

      Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our shareholders from realizing a premium over our stock price.

PROVISIONS IN OUR CHARTER DOCUMENTS AND UNDER DELAWARE LAW MAY PREVENT OR
DELAY A CHANGE OF CONTROL OF US AND COULD ALSO LIMIT THE MARKET PRICE OF OUR
COMMON STOCK.

      Provisions of our certificate of incorporation, as amended, and bylaws, as well as provisions of Delaware corporate law, may discourage, delay or prevent a merger, acquisition or other change in control of our company, even if such a change in control would be beneficial to our stockholders. These provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. These provisions include:

                                       13

   o  prohibiting the stockholders from fixing the number of our directors;

   o  authorizing our board of directors to designate the terms of and issue new series of preferred stock without additional stockholder approvals;

   o  limiting the individuals who may call a special meeting to our non-executive chairman, chief executive officer, president, the majority of our board of directors or the majority of our stockholders;
      and

   o  requiring advance notice for stockholder proposals and nominations.

      We are subject to the provisions of Section 203 of the Delaware General
Corporation Law, which limits business combination transactions with stockholders of 15% or more of our outstanding voting stock that our board of directors has not approved. These provisions and other similar provisions make it more difficult for stockholders or potential acquirers to acquire us without negotiation. These provisions may apply even if some stockholders may consider the transaction beneficial to them.

      These provisions could limit the price that investors are willing to pay in the future for shares of our common stock. These provisions might also discourage a potential acquisition proposal or tender offer, even if the acquisition proposal or tender offer is at a premium over the then current market price for our common stock.

BEING A PUBLIC COMPANY WILL INCREASE OUR ADMINISTRATIVE COSTS AND MAY ADD
OTHER BURDENS.

      As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the
Sarbanes-Oxley Act of 2002, rules implemented by the Commission, and new listing requirements of the Nasdaq Global Market and securities exchanges have required changes in corporate governance practices of public companies. We expect these new rules and regulations to increase our legal and financial compliance costs and to make some activities more time consuming and costly. We also expect these new rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage.
These new rules and regulations could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly those serving on our audit committee.

WE WILL BE EXPOSED TO RISKS RELATING TO EVALUATIONS OF OUR INTERNAL CONTROLS
OVER FINANCIAL REPORTING REQUIRED BY SECTION 404 OF THE SARBANES-OXLEY ACT OF
2002.

      As a public company, absent an available exemption, we will be required to comply with Section 404 of the Sarbanes-Oxley Act by no later than December 31,
2007. However, we cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or the impact of the same on our operations. Furthermore, upon completion of this process, we may identify control deficiencies of varying degrees of severity that remain unremediated. As a public company, we will be required to report, among other things, control deficiencies that constitute a "material weakness." A "material weakness" is a

                                       14

significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. If we fail to implement the requirements of Section 404 in a timely manner, we might be subject to sanctions or investigation by regulatory agencies such as the
Commission. In addition, failure to comply with Section 404 or the report by us of a material weakness may cause investors to lose confidence in our financial statements and the trading price of our common stock may decline. If we fail to remedy any material weakness, our financial statements may be inaccurate, our access to the capital markets may be restricted and the trading price of our common stock may decline.

                       WHERE YOU CAN FIND MORE INFORMATION

      We have filed a registration statement on Form S-8 with the Securities and
Exchange Commission (the "SEC") for our common stock offered in this offering.
This prospectus does not contain all of the information set forth in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make references in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document.

      You should rely only on the information and representations provided or incorporated by reference in this prospectus or any related supplement. We have not authorized anyone else to provide you with different information. The selling stockholders will not make an offer to sell these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

      The SEC maintains an Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding us.
You may also read and copy any document we file with the SEC at its Public
Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public
Reference Room.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be a part of this prospectus and information that we file later with the SEC will automatically update and replace this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities
Exchange Act of 1934, as amended

      (1)   Our quarterly reports on Form 10-QSB for the periods ended January
            31, 2006, April 30, 2006 and September 30, 2006; and

                                       15

      (2)   The filed portions of our current reports on Form 8-K and Form 8-K/A filed on June 23, 2006, July 27, 2006, August 3, 2006, August 14,
            2006, September 14, 2006 and December 11, 2006.

      We will provide you with a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, upon written or oral request, by writing or telephoning us at SWMX, Inc., 1 Bridge Street, Irvington, NY 10533, Attention: Chief Financial
Officer, telephone (914) 406-8400.

                           FORWARD-LOOKING STATEMENTS

      This prospectus includes or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify forward-looking statements by words such as "may,"
"will," "should," "could," "expect," "plan," "anticipate," "believe,"
"estimate," "intend," "project," "seek," "predict," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

                                 USE OF PROCEEDS

      The shares of common stock offered by this prospectus are being registered for the account of the selling stockholders identified in this prospectus. See
"Selling Stockholders." All net proceeds from the sale of the shares of common stock will go to the stockholders that offer and sell their shares. We will not receive any part of the proceeds from such sales of common stock. We will, however, receive the exercise price of the options at the time of their exercise. Such proceeds will be contributed to working capital and will be used for general corporate purposes.

                              SELLING STOCKHOLDERS

      This prospectus relates to the reoffer and resale of shares issued or that may be issued to the selling stockholders under our 2006 Stock Option Plan,
SoftWave Media Exchange's 2006 Stock Option Plan and 9 individual option agreements. This prospectus also relates to such indeterminate number of additional shares of our common stock that may be acquired by the selling stockholders as a result of the anti-dilution provisions of our 2006 Stock
Option Plan, SoftWave Media Exchange's 2006 Stock Option Plan and 9 individual option agreements. Shares may be acquired by certain of our employees, officers, directors and consultants who may be deemed to be our affiliates or who hold
"control stock" issued to such persons pursuant to the terms of our 2006 Stock
Option Plan. As the names and amounts of securities to be reoffered become known, we will supplement this prospectus with such information.

                                       16

      The following table sets forth (i) the number of shares of common stock beneficially owned by each selling stockholder as of December 31, 2006, (ii) the number of shares of common stock to be offered for resale by each selling stockholder and (iii) the number and percentage of shares of common stock that each selling stockholder will beneficially own after completion of the offering.

                         Number of                                          Percentage of
                         Shares of          Number of       Number of        Shares of
                        Common Stock        Shares of      Common Stock     Outstanding
                        Beneficially       Common Stock    Beneficially     Common Stock
                        Owned Prior           Being        Owned After       Owned After
      Name             to Offering (1)      Offered(2)     Offering (3)       Offering
------------------     ---------------     ------------    ------------     -------------

James Caci, Chief        160,000 (4)         410,000              0              0%
Financial Officer
Bill Figenshu,           403,334 (5)         600,000          3,334              *
Chief Operating
Officer
Rick Boyko,               75,000 (6)         150,000              0              0%
Director
Gary Lee, Director       150,000 (7)         300,000         25,000              *
Bruce L. Lev,             75,000 (8)         150,000              0              0%
Director
Jerry Shereshewsky,       75,000 (9)         150,000              0              0%
Director
-----------------
* Less than 1%.

(1)    Unless otherwise indicated, we believe that all people named in the above table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within
       60 days from the date hereof upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants and convertible securities held by such person (but not those held by any other person) and which are exercisable or convertible within 60 days have been exercised or converted.

(2)    Consists of shares issuable upon the exercise of options both currently exercisable and not currently exercisable.

(3)    Beneficial ownership of shares held by each selling stockholder after this offering assumes that each selling stockholder sold all of the shares it is offering in this prospectus but actually will depend on the number of shares sold by such selling stockholder in this offering.

(4)    Consists of options that are currently exercisable into 160,000 shares of common  stock.  Does not include  options that will be  exercisable  into
       250,000  shares of common stock issued  pursuant to an individual  option agreement,  of which 125,000 of such options become exercisable on May 1,
       2007 and 125,000 of such options become  exercisable on November 1, 2007.
       All  of  such  options  were  issued  pursuant  to an  individual  option agreement.

                                       17

(5)    Consists of 3,334 shares owned directly by Bill Figenshu and options that are currently exercisable into 400,000 shares of common stock. Does not include options that will be exercisable into 200,000 shares of common stock on July 1, 2007. All of such options were issued pursuant to an individual option agreement.

(6)    Consists of options that are currently exercisable into 75,000 shares of common stock. Does not include options that will be exercisable into
       75,000 shares of common stock on April 19, 2007. All of such options were issued pursuant to an individual option agreement.

(7)    Includes 25,000 shares of common stock owned directly by Gary Lee and options that are currently exercisable into 125,000 shares of common stock. Does not include options that will be exercisable into 150,000 shares of common stock, of which 75,000 such options will be exercisable on April 19, 2007 and 75,000 such options will be exercisable on June 2,
       2007. All of such options were issued pursuant to individual option agreements.

(8)    Consists of options that are currently exercisable into 75,000 shares of common stock. Does not include options that will be exercisable into
       75,000 shares of common stock on April 19, 2007. All of such options were issued pursuant to an individual option agreement.

(9)    Consists of options that are currently exercisable into 75,000 shares of common stock. Does not include options that will be exercisable into
       75,000 shares of common stock on April 19, 2007. All of such options were issued pursuant to an individual option agreement.

                              PLAN OF DISTRIBUTION

      This offering is self-underwritten. Neither the selling stockholders nor we have employed an underwriter for the sale of common stock by the selling stockholders. We will bear all expenses in connection with the preparation of this prospectus. The selling stockholders will bear all expenses associated with the sale of the common stock. There can be no assurance that the selling stockholders will sell any or all of the shares of common stock offered by them under this prospectus or otherwise.

      At the time a selling stockholder makes an offer to sell shares, to the extent required by the Securities Act of 1933, as amended, a prospectus will be delivered. If a supplemental prospectus is required, one will be delivered setting forth the number of shares being offered and the terms of the offering.

      The selling stockholders may offer for sale their shares of common stock directly or through pledgees, donees, transferees or other successors in interest in one or more of the following transactions:

      o  on any stock exchange on which the shares of common stock may be listed at the time of sale;

      o  in negotiated transactions;

      o  in the over-the-counter market; or

      o  in a combination of any of the above transactions.

      The selling stockholders may offer their shares of common stock at any of the following prices:

                                       18

      o fixed prices which may be changed;

      o market prices prevailing at the time of sale;

      o prices related to such prevailing market prices; or

      o at negotiated prices.

      The selling stockholders may effect such transactions by selling shares to or through broker-dealers, and all such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares of common stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both.
Compensation as to particular broker dealers may be in excess of customary commissions.

      Any broker-dealer acquiring common stock from the selling stockholders may sell the shares either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis or to its customers. Any such sales may be at prices then prevailing on the OTC Bulletin Board or at prices related to such prevailing market prices or at negotiated prices to its customers or a combination of such methods. The selling stockholders and any broker-dealers that act in connection with the sale of the common stock hereunder might be deemed to be "underwriters" within the meaning of Section
2(11) of the Securities Act of 1933, as amended, and any commissions received by them and any profit on the resale of shares purchased by them might be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended. Any such commissions, as well as other expenses incurred by the selling stockholders and applicable transfer taxes, are payable by the selling stockholders.

      The selling stockholders reserve the right to accept, and together with any agent of the selling stockholder, to reject in whole or in part any proposed purchase of the shares of common stock. The selling stockholders will pay any sales commissions or other seller's compensation applicable to such transactions.

      We have not registered or qualified offers and sales of shares of the common stock under the laws of any country, other than the United States. To comply with certain states' securities laws, if applicable, the selling stockholders will offer and sell their shares of common stock in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the selling stockholders may not offer or sell shares of common stock unless we have registered or qualified such shares for sale in such states or we have complied with an available exemption from registration or qualification.

      The selling stockholders have represented to us that any purchase or sale of shares of our common stock by them will comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our common stock (a "Distribution") from directly or indirectly bidding for, or purchasing for any account in which he or she has a beneficial interest, any of our common stock or any right to purchase our common stock, for a period of one business day before his or her participation in the distribution and ending on the completion of his or her participation in the distribution (we refer to that time period as the "Distribution Period").

                                       19

      During the Distribution Period, Rule 104 under Regulation M prohibits the selling stockholders and any other persons engaged in the Distribution from engaging in any stabilizing bid or purchasing shares of our common stock except for the purpose of preventing or retarding a decline in the open market price of our common stock. No such person may effect any stabilizing transaction to facilitate any offering at the market. Inasmuch as the selling stockholders will be reoffering and reselling our common stock at the market, Rule 104 prohibits them from effecting any stabilizing transaction in contravention of Rule 104 with respect to our common stock.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

      Our authorized capital stock consists of 250,000,000 shares of common stock. As of October 31, 2006 there were 205,925,000 shares of common stock outstanding which were held of record by approximately 398 shareholders.

      VOTING

      Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the holders of common stock. The holders of shares of our common stock vote together as a single class. The holders of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

      RIGHTS AND PREFERENCES

      The holders of common stock: (1) have equal ratable rights to dividends from funds legally available if and when declared by our board of directors; (2)
are entitled to share ratably in all of our assets available for distribution to the holders of common stock upon liquidation, dissolution or winding up of our affairs; and (3) do not have preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions or rights.

DELAWARE ANTI-TAKEOVER LAW AND PROVISIONS OF OUR CERTIFICATE OF INCORPORATION
AND BYLAWS

      Our certificate of incorporation, as amended, and bylaws include provisions that are intended to enhance the likelihood of continuity and stability in our board of directors and in its policies. These provisions might have the effect of delaying or preventing a change in control of us and may make more difficult the removal of incumbent management even if such transactions could be beneficial to the interests of stockholders. These provisions include:

      LIMITATION OF DIRECTOR LIABILITY. As permitted by the Delaware General
Corporation Law ("DGCL"), our certificate of incorporation, as amended, includes a provision that permits the elimination of personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability for:

                                       20

   o  any breach of the director's duty of loyalty to us or our stockholders;

   o  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

   o  unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided under Section 174 of the DGCL; or

   o  any transaction from which the director derived an improper personal benefit.

      Such limitation of liability may not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission. In addition and in accordance with the DGCL, we are permitted to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether indemnification would be permitted under the DGCL. We currently maintain, and intend to continue to maintain, liability insurance for our directors and officers.

      RIGHT TO FIX THE SIZE OF OUR BOARD OF DIRECTORS. Pursuant to our
certificate of incorporation, as amended, subject to specific rights of preferred stockholders, our board of directors has exclusive authority to fix the number of directors constituting our board.

      ACTION BY STOCKHOLDERS. A stockholder or group of stockholders will be unable to require the call of a special meeting of stockholders unless they own at least a majority of our outstanding voting stock.

      DELAWARE ANTI-TAKEOVER LAW. We are subject to the provisions of Section
203 of the DGCL, which applies to "business combinations" such as a merger, asset or stock sale or other transaction that result in financial benefit to an
"interested stockholder". An "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15%
or more of a corporation's outstanding voting stock. Section 203 generally prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the time that the stockholder became an interested stockholder, unless:

   o  prior to entering into the business combination,, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

   o  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

   o  on or subsequent to that time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

                                       21

      This provision may have the effect of delaying, deterring or preventing a change in control over us without further actions by our stockholders.

                                  LEGAL MATTERS

      The validity of the shares of common stock offered under this prospectus have been passed upon by Olshan Grundman Frome Rosenzweig & Wolosky LLP, New
York, New York, a member of which owns shares of our common stock.

                                     EXPERTS

      The financial statements of SWMX, Inc. (formerly Softwave Media, LLC) at
December 31, 2005 and for the period from inception (August 23, 2005) to
December 31, 2005 have been audited by Amper, Politziner & Mattia, P.C., an independent registered public accounting firm, as set forth in their report incorporated by reference herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      Insofar as indemnification for liabilities arising under the Securities
Act of 1933, as amended, may be permitted to our directors, officers or persons controlling us, we have been advised that it is the SEC's opinion that such indemnification is against public policy as expressed in the Securities Act of
1933, as amended, and is, therefore, unenforceable.

                                       22

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by us with the SEC are incorporated by reference in this prospectus:

      (1)   Our quarterly reports on Form 10-QSB for the periods ended January
            31, 2006, April 30, 2006 and September 30, 2006; and

      (2)   The filed portions of our current reports on Form 8-K and Form 8-K/A filed on June 23, 2006, July 27, 2006, August 3, 2006, August 14,
            2006, September 14, 2006 and December 11, 2006.

      All documents subsequently filed with the Securities and Exchange
Commission by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the
Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

      You may request a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, by writing or telephoning us at the following address:

                                   SWMX, Inc.
                                 1 Bridge Street
                               Irvington, NY 10533
                                 (914) 406-8400
                         Attention: Corporate Secretary

ITEM 4.  DESCRIPTION OF SECURITIES

COMMON STOCK

      Our authorized capital stock consists of 250,000,000 shares of common stock. As of October 31, 2006 there were 205,925,000 shares of common stock outstanding which were held of record by approximately 398 shareholders.

                                     II - 1

      VOTING

      Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the holders of common stock. The holders of shares of our common stock vote together as a single class. The holders of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

      RIGHTS AND PREFERENCES

      The holders of common stock: (1) have equal ratable rights to dividends from funds legally available if and when declared by our board of directors; (2)
are entitled to share ratably in all of our assets available for distribution to the holders of common stock upon liquidation, dissolution or winding up of our affairs; and (3) do not have preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions or rights.

DELAWARE ANTI-TAKEOVER LAW AND PROVISIONS OF OUR CERTIFICATE OF INCORPORATION
AND BYLAWS

      Our certificate of incorporation, as amended, and bylaws include provisions that are intended to enhance the likelihood of continuity and stability in our board of directors and in its policies. These provisions might have the effect of delaying or preventing a change in control of us and may make more difficult the removal of incumbent management even if such transactions could be beneficial to the interests of stockholders. These provisions include:

      LIMITATION OF DIRECTOR LIABILITY. As permitted by the Delaware General
Corporation Law ("DGCL"), our certificate of incorporation, as amended, includes a provision that permits the elimination of personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability for:

   o  any breach of the director's duty of loyalty to us or our stockholders;

   o  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

   o  unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided under Section 174 of the DGCL; or

   o  any transaction from which the director derived an improper personal benefit.

      Such limitation of liability may not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission. In addition and in accordance with the DGCL, we are permitted to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether indemnification would be permitted under the DGCL. We currently maintain, and intend to continue to maintain, liability insurance for our directors and officers.

                                     II - 2

      RIGHT TO FIX THE SIZE OF OUR BOARD OF DIRECTORS. Pursuant to our
certificate of incorporation, as amended, subject to specific rights of preferred stockholders, our board of directors has exclusive authority to fix the number of directors constituting our board.

      ACTION BY STOCKHOLDERS. A stockholder or group of stockholders will be unable to require the call of a special meeting of stockholders unless they own at least a majority of our outstanding voting stock.

      DELAWARE ANTI-TAKEOVER LAW. We are subject to the provisions of Section
203 of the DGCL, which applies to "business combinations" such as a merger, asset or stock sale or other transaction that result in financial benefit to an
"interested stockholder". An "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15%
or more of a corporation's outstanding voting stock. Section 203 generally prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the time that the stockholder became an interested stockholder, unless:

   o  prior to entering into the business combination,, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

   o  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

   o  on or subsequent to that time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

   o  This provision may have the effect of delaying, deterring or preventing a change in control over us without further actions by our stockholders.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

      The validity of the shares of common stock offered hereby have been passed upon by Olshan Grundman Frome Rosenzweig & Wolosky LLP, New York, New York, a
member of which owns shares of our common stock.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being

                                     II - 3

or having been a director, officer, employee or agent to the Registrant. The
Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
Article V of the Registrant's amended and restated bylaws and Article Sixth of our certificate of incorporation provide that the Registrant shall indemnify its directors and officers, and may indemnify its employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law and that the
Registrant shall pay the expenses incurred in defending any proceeding in advance of its final disposition. However, the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding will be made only upon the receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified.

      Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant's certificate of incorporation provides for such limitation of liability.

      The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors, officers, employees and other agents against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

      Not applicable.

ITEM 8.  EXHIBITS

Number   Description of Exhibit
------   ----------------------
   4.1   SWMX, Inc. 2006 Stock Option Plan (2)

   4.2   SoftWave Media Exchange, Inc. 2006 Stock Option Plan (1)

   4.3   Form of Stock Option Agreement (1)

   5.1   Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP (1)

  23.1   Consent of Amper, Politziner & Mattia, P.C. (1)

                                     II - 4

  23.2   Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP (contained in Exhibit 5.1)

  24.1   Powers of Attorney (included on the signature page of this
           Registration Statement)

------------------------

(1)   Filed herewith.

(2)   Incorporated by reference to SWMX, Inc.'s Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 27, 2006.

ITEM 9.  UNDERTAKINGS

      A. The undersigned registrant hereby undertakes:

         (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration
                statement to:

               (iii) Include any additional or changed material information on the plan of distribution.

         (2)    For determining liability under the Securities Act, treat
                each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3)    File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                     II - 5

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvington, State of New York, on the 19th day of
January, 2007.

                                          SWMX, INC.

                                          By: /s/ James Caci
                                              ----------------------------------
                                              Name: James Caci
                                              Title: Chief Financial Officer

                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James Caci and Joshua Wexler as his true and lawful attorney-in-fact, each acting alone, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments to this registration statement, and any related registration statement filed pursuant to Rule 462(b) of the Act and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange
Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting along, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this
Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                       Title                           Date
---------                       -----                           ----

                                Chief Executive Officer
                                and Director (Principal
/s/ Joshua Wexler               Executive Officer)              January 19, 2007
--------------------------
Joshua Wexler

                                Chief Financial Officer
                                (Principal Accounting and
/s/ James Caci                  Financial Officer)              January 19, 2007
--------------------------
James Caci

                                Chairman of the Board and
/s/ Gary Lee                    Director                        January 19, 2007
--------------------------
Gary Lee

                                Chief Technology Officer
/s/ Stavros Aloizos             and Director                    January 19, 2007
--------------------------
Stavros Aloizos

                                     II - 6

/s/ Rick Boyko                  Director                        January 19, 2007
--------------------------
Rick Boyko

/s/ Bruce L. Lev                Director                        January 19, 2007
--------------------------
Bruce L. Lev

/s/ Jerry Shereshewsky          Director                        January 19, 2007
--------------------------
Jerry Shereshewsky

                                      II-7